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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 33-30570) of Berkshire Hathaway Inc. on Form S-3, of our report dated February 16, 1996, on our audits of the consolidated financial statements of GEICO Corporation and subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is incorporated by reference into the Current Report on Form 8-K of Berkshire Hathaway Inc. filed March 27, 1996, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.

November 22, 1996